Exhibit – Calculation of Filing Fee Tables

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

Evanston Alternative Opportunities Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	–		–	–
Fees Previously Paid	$14,643,037.00	(a)	$92.70	$1,357.41	(b)
Total Transaction Valuation	$14,643,037.00	(a)
Total Fees Due for Filing				$0.00

Total Fees Previously Paid				$1,357.41
Total Fee Offsets				–
Net Fee Due				$0.00

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.

(b)	Calculated at $92.70 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.